Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Helius Medical Technologies, Inc.

Newtown, Pennsylvania

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 10, 2021, relating to the consolidated financial statements of Helius Medical Technologies, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania

June 1, 2021